Group

REMI Stockholder Update

Dear Sir,

As an existing shareholder, I would like to provide you with an update on the recent developments made by our new client Remedent, Inc. (OTCBB: REMI). Since we met Remedent’s CEO Guy De Vreese and David Lok, CEO of GlamSmile Dental Technologies Ltd. (“Glamsmile Asia”), last summer, Remedent has made tremendous strides in its core businesses.

The most exciting development is the recent closing of a strategic financing with IDG-ACCEL China Growth Fund III L.P. (“IDG- Accel Fund”), IDG-ACCEL China III Investors L.P. (“IDG- Accel Investors Fund”), Crown Link Group Limited (“Crown Link”) (IDG-Accel Fund, IDG-Accel Investors Fund and Crown Link collectively referred to as the “IDG-Accel Investors”) and Glamsmile Asia. IDG Capital Partners (“IDG”) is one of the most successful, experienced and prominent private equity firms in China. Here is a summary of the investment by the IDG-Accel Investors.

1.	$5 million direct investment for a 20% equity stake in Glamsmile Asia;
2.	Purchase of an 11.4 % Glamsmile Asia equity stake from Remedent for $2 million;
3.	IDG’s Founding Partner, Mr. Hugo Shong, will sit on the board of directors of Glamsmile Asia.

IDG-Accel Fund, a prominent private equity investment firm managed by IDG Capital Partners, is a joint venture between media giant International Data Group and venture capital firm Accel Partners. IDG, a media firm that has invested in China since the early 1990s, has benefited from its early presence in China. And Accel, the first venture firm to invest serious capital into Facebook, brings its Silicon Valley expertise to the table. Since 1992, IDG Capital Partners has invested in over 200 emerging growth companies such as Baidu, Sohu, Soufun, Ctrip, and Kanghui. Glamsmile Asia believes that IDG’s involvement will provide its expertise and relationships to help Glamsmile Asia improve operational efficiencies, find strategic partners, accelerate growth in Asia, and overcome regulatory hurdles.

After the closing of the IDG transactions, Remedent owns approximately 29% of Glamsmile Asia, the owner and operator of 5 cosmetic dental clinics in China and Taiwan.

Glamsmile Asia intends to use the proceeds from this investment to open several new clinics in China, principally in Tier 1 and Tier 2 cities. The Glamsmile clinics in Hong Kong, Beijing and Shanghai have generated more than $1.2 million in revenues at EBITDA margins of 40% in the first twelve months alone, and based on such performance, Glamsmile Asia is optimistic that there is an opportunity for significant growth in Glamsmile Asia earnings, cash flows and margins which may have a positive effect on Remedent’s overall market value.

Remedent intends to use the majority of its $2 million investment to fund working capital needs as it reinvests in its core technology development. Remedent also plans to accelerate its ex-China Glamsmile business by entering new markets and signing new franchise partners. Remedent plans to launch its franchise model in 2012 and believes that the franchise model provides an opportunity for generating high-margin, recurring cash flows to Remedent with minimal capital at risk.

Remedent’s core veneers business, which provides strategic value to its retail businesses, has re-established a strong pipeline of clients after several years of flat growth. In addition, Remedent intends to continue to invest in new, cutting edge dental technologies.

Remedent believes that the addition of IDG as a strategic partner will enhance its profile and resources in China, and other key growth markets in Asia, such as Japan, South Korea, Singapore, and India. With Remedent’s 30% ownership stake in the Glamsmile China and Taiwan clinics, and 100% ownership of our global franchised Glamsmile clinic business (ex-China and Taiwan), Remedent believes it is at an inflection point in its core businesses, which may ultimately result in unlocking shareholder value.

Management is planning to host a conference call to discuss the IDG investment and its strategic plans. We will notify you shortly via email of the call date and time and the conference call dial in numbers.

Please do not hesitate to contact me if you have any further questions.

Sincerely,

Scott Powell

Office: +1.212.301.7130  |   U.S. Mobile: +1.917.721.9480  | China Mobile: +86.136.9351.5148

Forward-Looking Statements

Statements in this letter that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause Remedent's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," "projects," "project," to be uncertain and forward-looking. Actual results could differ materially because of factors such as Remedent's ability to achieve the synergies and value creation contemplated by the recent financing and proposed business plans and strategy. For further information regarding risks and uncertainties associated with Remedent's business, please refer to the risk factors described in Remedent's filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. We undertake no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this letter.